UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2012

ECO VENTURES GROUP, INC.
(Exact name of registrant as specified in its charter) [FORMERLY MODERN RENEWABLE TECHNOLOGIES, INC.]

Nevada	000-52445	33-1133537
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7432 State Road 50, Suite 101 Groveland, FL		34736
Address of principal offices		Zip Code

Registrant’s telephone number including area code:  (352) 557-4830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) / /

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) / /

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) / /

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) / /

The following current report under Section 13 or 15(d) of the Securities Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark Cox as President

On September 10, 2012, the Board of Directors (the “Board”) of Eco Ventures Group, Inc. (the “Company”) elected Mark Cox as the Company’s President.

Mark Cox is the founder, managing partner and CEO of New Energy Fund LP. The fund is a hedge fund format designed to invest in private and public equities that are focused on the emerging sustainable energy technology market. The fund launched in December 2004. His initial experience of renewable energy came as a teacher in Nigeria in 1979 when he was involved with solar ovens made from found materials by his class of 8 year olds.

In 1982, he was a platoon commander in the Third Battalion, The Parachute Regiment, in the British Army and was awarded a Mention in Dispatches (MID) in the Falklands conflict for his role in the battle of Mt. Longdon. After working as a teacher and translator from 1983 to 1985, he joined de Zoete & Bevan, a stockbroker in the City of London, which subsequently became Barclays de Zoete Wedd (BZW) in 1985.

Mr. Cox came to the US in 1987 and worked on the international equity sell side as a salesman, analyst and head of desk for French and German equities for Dresdner Bank’s ABD Securities, Credit Agricole, Swiss Bank, and Bankhaus Metzler. In 1998, he became a portfolio manager at Pinnacle International Management LLC, an employee owned money manager based in New York, where he introduced companies such as Vestas Wind Systems, Gamesa and Solon to the Pinnacle portfolio. The investment team held the number 1 position for 5 year returns in both Nelson’s “Worlds Best Money Managers” and in Money Manager Review’s rankings up to the third quarter of 2002.   Mr. Cox also raised $78 million in new assets for Pinnacle during the significant bear market.

Recognizing the macro energy opportunity, he formed New Energy Fund L.P. in 2003 to capture the expected worldwide growth of renewable energy. The fund had its first full year of asset management in 2005 and today is in the sixth year of its track record. His interest has been in helping critical, disruptive clean tech technologies cross the ‘valley of death’ between concept, prototype and commercial demonstration. The fund has taken lead investment positions in new concept technologies, such as base load, ‘on demand’ solar power that works at night and during cloud cover and cheap hydrogen without the regulatory or infrastructural challenges. He has developed a record of selecting new effective, disruptive and economic clean technologies.

Mr. Cox is 55 years old and has 28 years of investment experience in global equity markets. He has a Master’s degree in French and English from the University of Dundee in Scotland and an Executive MBA from Columbia University in New York. He has held the Series 7, 24, 63, and 65 NASD (FINRA) securities licenses and is fluent in French.

There are no family relationships between Mr. Cox and any director or executive officer of the Company.  There are no related-party transactions between the Company and Mr. Cox reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K as referenced therein.

The Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Cox, which became effective on September 10, 2012.  Pursuant to this Agreement, the Company shall pay Mr. Cox an annual salary at the rate of  $150,000 a year during the Employment Period, however Mr. Cox will forgo 100% of his salary until the Company receives a significant portion of its financing to expand its operations and execute its business plan.   In addition, the Company issued to Mr. Cox one hundred and twenty thousand (125,000) shares of its “restricted stock”.  Mr. Cox shall receive an additional one hundred and twenty thousand (125,000) shares upon successful completion of his sixty (60) day review.  Upon successful completion of a one and twenty (120) day review period, the Company shall also award an additional 50,000 shares of its "restricted stock" for each month that Mr. Cox remains in the employ of the Company, up to a maximum of twenty-four (24) months.

The Executive Employment Agreement is filed herewith as Exhibit 10.1.

Resignation of Paul Smith as Secretary and Director

In connection with the election of Mark Cox as the Company’s President, Paul Smith resigned as the Company’s Secretary and Director on September 10, 2012.  Mr. Smith will continue to serve as an Advisor to the Company.  Mr. Smith’s decision to resign did not result from any disagreement with the Company.  Mr. Randall Lanham, current Chief Executive Officer and Chairman of the Board of Directors, shall serve as the Secretary.

A copy of the Company’s press release announcing the appointment of Mark Cox as the Company’s President is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

See Item 8.01

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 7.01 of this Current Report on Form 8-K, including the Exhibit attached hereto, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01 Other Events.

On September 11, 2012, the Company announced that Mark Cox, its newly-appointed President, would be making an Investor Presentation at the National Investment Banking Association (“NIBA”) on September 12-14 in New York City.   The Presentation contains updated information in connection with the Company’s previously announced definitive agreement to acquire Energiepark Süptitz GmbH (“EPS”), a profitable, privately held, German alternative energy corporation, and financial projections related to this prospective acquisition.

 A copy of the prepared Presentation and Executive Summary are attached to this Current Report on Form 8-K as Exhibit 99.2 and 99.3 respectively.

SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:          September 11, 2012

ECO VENTURES GROUP, INC.

By:/s/ RANDALL LANHAM
RANDALL LANHAM
Chief Executive Officer